ACCOUNTING SERVICES AGREEMENT
     This Agreement, dated as of the 5th day of March, 1997 made by and between The Bjurman Funds (the "Trust"), a business trust operating as an open end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                      WITNESSETH THAT:
     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series and separate classes of shares (the "Classes") are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and FPS; and
     WHEREAS, the Trust desires to appoint FPS as Accounting
Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Trust (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records pursuant to the terms and conditions set forth in this Agreement; and
     WHEREAS, FPS is willing to serve in such capacity and perform such functions pursuant to the terms and conditions set forth in this Agreement; and
     WHEREAS, the Trust will provide all necessary information concerning the Series to FPS so that FPS may appropriately execute its responsibilities hereunder;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
     Section 1. Appointment The Trust hereby appoints FPS as Accounting Services Agent and FPS hereby accepts such appointment.
The Trust also agrees to appoint FPS as Accounting Services Agent for any additional Series which, from time to time, may be added to the Trust.
     Section 2.  Definitions.  For purposes of this Agreement:
     Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FPS in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking an original signature, by a person or persons reasonably identified to FPS to be a person or persons authorized by a resolution of the Board of Trustees of the Trust, to give such Oral Instructions on behalf of the Trust.
     Written Instructions shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to FPS in original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to FPS to be the signature of a person authorized by a resolution of the Board of Trustees of the Trust to give written instructions on behalf of the Trust.
     The Trust shall file with FPS a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.
     Section 3. To the extent FPS receives the necessary information from the Trust or its agents by Written or Oral Instructions, FPS shall maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 31a-1 of the Act relating to the business of the Trust in such form as may be mutually agreed upon between the Trust and FPS:
     (a)  Cash Receipts Journal
     (b)  Cash Disbursements Journal
     (c)  Dividends Paid and Payable Schedule
     (d)  Purchase and Sales Journals - Portfolio Securities
     (e)  Subscription and Redemption Journals
     (f)  Security Ledgers - Transaction Report and Tax Lot
          Holdings Report
     (g)  Broker Ledger - Commission Report
     (h)  Daily Expense Accruals
     (i)  Daily Interest Accruals
     (j)  Daily Trial Balance
     (k)  Portfolio Interest Receivable and Income Journal
     (l)  Portfolio Dividend Receivable and Income Register
     (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.
     (n)  Average Daily Net assets provided on monthly basis.
     The necessary information to perform the above functions and the calculation of the net asset value of the Trust as provided below, is to be furnished by Written or Oral Instructions to FPS each day (in accordance with the time frame identified below) prior to the close of regular trading on the New York Stock Exchange.
     Section 4. FPS shall perform the ministerial calculations necessary to calculate the net asset value for each Class of shares each day that the New York Stock Exchange is open for business, in accordance with; (i) the current Prospectus and Statement of Additional Information for the Trust, and (ii) procedures with respect thereto approved by the Board of Trustees of the Trust and supplied in writing to FPS. Portfolio items for which market quotations are available by FPS's use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different value subject to the appropriate provisions in the Trust's Prospectus and Statement of Additional Information then in effect. All of the portfolio securities shall be given such values as the Trust provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service subject to the appropriate provisions in the Trust's Prospectus and Statement of Additional Information then in effect. FPS shall have no responsibility or liability for; (i) the accuracy of prices quoted by such Service; (ii) the accuracy of the information supplied by the Trust, or (iii) any loss, liability, damage, or cost arising out of any inaccuracy of such data. FPS shall have no responsibility or duty to include information or valuations to be provided by the Trust in any computation unless and until it is timely supplied to FPS in usable form. FPS shall record corporate action information as received from the custodian of the Trust's assets (the "Custodian"), the Service or the Trust. FPS shall have no duty to gather or record corporate action information not supplied by these sources.
     FPS will assume no liability for price changes caused by the investment adviser(s), the Custodian, suppliers of security prices and corporate action and dividend information, or any party other than FPS itself.
     In the event an error is made by FPS which creates a price change of an amount greater than or equal to one half of one percent of the correct net asset value ("NAV"), consideration must be given to the effect of the price change as described below. Notwithstanding the provisions of Section 12, the following provisions govern FPS's liability for errors in calculating the NAV of the Series:
          If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers to which they were entitled. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.
          If the error affects the prior business day's NAV only, and if FPS can rerun the prior day's work before shareholder statements and checks are mailed, the Trust hereby accepts this manner of correcting the error.
          If the error spans five (5) business days or less, FPS shall reprocess shareholder purchases and redemptions where redeeming shareholders have been underpaid. FPS shall assume liability to the Trust for overpayments to shareholders who have fully redeemed.
          If the error spans more than five (5) business days, FPS would bear the liability to the Trust for, (i) paying for the excess shares given to shareholders if the NAV should have been higher, or, (ii) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than appropriate or for redeeming shareholders who are due additional amounts of money will also be borne by FPS.
     Section 5. For all purposes under this Agreement, FPS is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where FPS receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian. FPS shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by FPS is countermanded by a timely received subsequent Written or Oral Instruction prior to acting upon such countermanded Instruction, FPS shall act upon such subsequent Written or Oral Instruction. The sole obligation of FPS with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires FPS to act, the Trust shall give FPS specific Written Instruction as to the action required.
     Section 6. The Trust shall cause the Custodian to forward to FPS a daily statement of cash and portfolio transactions. At the end of each month, the Trust shall cause the Custodian to forward to FPS a monthly statement of portfolio positions, which will be reconciled with the Trust's Accounts and Records maintained by FPS. FPS will report any discrepancies to the Custodian, and report any unreconciled items to the Trust.
     Section 7. FPS shall promptly supply daily and periodic reports to the Trust as requested by the Trust and agreed upon by FPS.
     Section 8. The Trust shall provide and shall require each of its agents (including the Custodian) to provide FPS as of the close of each business day, or on such other schedule as the Trust determines is necessary, with Written or Oral Instructions (to be delivered to FPS by 11:00 a.m., Eastern time, the next following business day) containing all data and information necessary for FPS to maintain the Trust's Accounts and Records and FPS may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate.
     Section 9. The Accounts and Records, in the agreed-upon format, maintained by FPS shall be the property of the Trust and shall be made available to the Trust promptly upon request and shall be maintained for the periods prescribed in Rules 31a-1 and 31a-2 under the Act. FPS shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review and audits.
Upon receipt from the Trust of the necessary information, FPS shall supply the necessary data for the Trust or an independent auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and FPS shall agree upon from time to time.
     Section 10. In case of any request or demand for the inspection of the records of the Trust, FPS shall use its best efforts to notify the Trust and to secure instructions as to permitting or refusing such inspection. FPS may however, exhibit such records to any person in any case where it is advised in writing by its counsel that it may be held liable for failure to do so.
     Section 11. FPS and the Trust may from time to time adopt such procedures as agreed upon in writing, and FPS may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the Trust's Prospectus, Statement of Additional Information, Trust Instrument or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying FPS of any changes in regulations or rules which might necessitate changes in FPS's procedures, and for working out with FPS such changes.
     Section 12.    Limitation of Liability
     (a) FPS, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.
     (b) Any person, even though a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with FPS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may receive compensation from FPS.
     (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of (i) any action taken or omitted to be taken by FPS in good faith, (ii) any action taken or omitted to be taken by FPS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by FPS in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of FPS or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.
     If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPS within ten (10) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 12(c) if the Trust has not been prejudiced in any material respect by such failure.
     The Trust and FPS shall cooperate in the control of the defense of any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by the Trust to FPS. The Trust may negotiate the settlement of any action, suit or proceeding subject to FPS's approval, which shall not be unreasonably withheld. FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS.
     FPS shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:
               (i) FPS has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPS would present such counsel with a conflict of interest;
               (ii) the defendants in, or targets of, any such action or proceeding include both FPS and the Trust, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPS); or
               (iii) the Trust shall authorize FPS to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.
     (d) The terms of this Section 12 shall survive the termination of this Agreement.
     Section 13. All financial data provided to, processed by, and reported by FPS under this Agreement shall be stated in United States dollars. FPS's obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and informational services into FPS's Investment Accounting System.
     Section 14. The Trust agrees to pay FPS compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and FPS. The Trust agrees and understands that FPS's compensation be comprised of two components and payable on a monthly basis as follows:
               (i) an asset based fee calculated on the Trust's total assets, subject to a minimum fee calculated on the number of Series and classes within each Series, which the Trust hereby authorizes FPS to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made. And,
               (ii) reimbursement of any reasonable out-of-pocket expenses paid by FPS on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse FPS for such expenses within ten calendar days of receipt of such bill.
     For the purpose of determining fees payable to FPS, the value of the Series' net assets shall be computed at the times and in the manner specified in the Series' Prospectus and Statement of Additional Information then in effect.
     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both FPS and the Trust.
     Section 15. Nothing contained in this Agreement is intended to or shall require FPS, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, FPS shall compute the net asset value of each Series on each day required pursuant to (i) Rule 22c-1 promulgated under the Investment Company Act of 1940, as amended, and (ii) the Trust's Prospectus and Statement of Additional Information then in effect.
     Section 16.
          (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party as set forth in
(c) below.
          (b) The fee schedule set forth in Schedule "B" attached shall be fixed for (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to its review, adjustment or termination as set forth in section (c) below.
          (c) After the initial term of this Agreement, the Trust or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty
(180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS to such date.
          (d) If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Trust, transfer all accounts and required records which belong to the Trust and shall cooperate in the transfer of such records, and its duties and responsibilities under the Agreement.
     Section 17. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

If to the Trust:                                 If to FPS:
George D. Bjurman and Associates.        FPS Services, Inc.
10100 Santa Barbara Boulevard            3200 Horizon Drive, P.O. Box 61503
Los Angeles, CA 90067-4103               King of Prussia, PA 19406-0903
Attn: G. Andrew Bjurman, President       Attn: Kenneth J. Kempf, President

     Section 18. This Agreement may be amended from time to time by supplemental agreement executed by the Trust and FPS and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.
     Section 19. The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party.
     Section 20. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 21. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust, authorized or approved by a resolution of its respective Boards of Directors and Trustees.
     Section 22. This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.
     Section 23. No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by FPS and the Trust.
     Section 24. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eleven typewritten pages, together with Schedules "A", "B" and "C", to be signed by their duly authorized officers as of the day and year first above written.


The Bjurman Funds



/s/G. Andrew Bjurman
By: G. Andrew Bjurman, Co-President


/s/ O. Thomas Barry, III
By: O. Thomas Barry, III,
     Co-President

FPS Services, Inc.



/s/ Kenneth Kempf
By: Kenneth J. Kempf, President

                                                                Schedule "A"

     Fund Accounting and Portfolio Valuation Services
               to be performed on behalf of
                      The Bjurman Funds


                 Daily Accounting Services

 1)  Calculate Net Asset Value ("NAV") and Offering Price Per Share:
     Series Level
          Update the daily market value of securities held by the Series using FPS's standard agents for pricing domestic equity and bond securities. The domestic equity pricing services are Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation (IDC). Muller Data, Telerate Systems, Inc., J.J. Kenny Co., Inc. and IDC are used for bond and money market prices/yields. Bloomberg is available and used for price research.
          Enter limited number of manual prices supplied by Bjurman Micro-Cap Fund and/or broker.
          Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by Bjurman Micro-Cap Fund. Verify US dollar security prices exceeding variance levels by notifying Bjurman Micro-Cap Fund and pricing sources of noted variances.
          Review for ex-dividend items indicated by pricing sources; trace to Fund's general ledger for agreement.

     Series and Each Class
          Allocate daily unrealized Fund appreciation/depreciation to classes based upon value of outstanding class shares. Prepare NAV proof sheets. Review components of change in NAV for reasonableness. Complete Fund and class control proofs.
          Communicate required pricing information (NAV) to Bjurman Micro-Cap Fund, Transfer Agent and electronically to NASDAQ.

  2) Determine and Report Cash Availability to Series by approximately 9:30 AM Eastern Time:
     Series Level
          Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.
          Receive previous day shareholder activity reports from the Transfer Agent by 8:30 AM Eastern time. Class level shareholder activity will be accumulated into the Fund's available cash balances.
          Fax hard copy Cash Availability calculations with all details to Bjurman Micro-Cap Fund.
          Supply Bjurman Micro-Cap Fund with 3-day cash projection report.
          For the Fund, prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the Custodian and Bjurman Micro-Cap Fund.

 3)  Reconcile and Record All Daily Expense Accruals:
     Series Level
          Accrue expenses based on budget supplied by Bjurman
          Micro-Cap Fund either as percentage of net assets or specific dollar amounts.
          If applicable, monitor expense limitations established by Bjurman Micro-Cap Fund.
          If applicable, accrue daily amortization of Organizational Expense.

     Series and Each Class
          Class specific accruals completed such as daily accrual of 12b-1 expenses.
          Allocate Fund expenses to classes based upon value of outstanding class shares.

 4)  Verify and Record All Daily Income Accruals for Debt Issues:
     Series Level
          Review and verify all system generated Interest and Amortization reports.
          Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

     Series and Each Class
          Allocate Fund income to classes based upon value of outstanding class shares.

 5) Monitor Domestic Securities held for cash dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.
     Series Level
          Monitor electronically received information from Muller Data Corporation for all domestic securities.
          Review current daily security trades for dividend activity.
          Interface with Custodian to monitor timely collection and postings of corporate actions, dividends and interest.

     Series and Each Class
          Allocate Fund dividend income to classes based upon value of outstanding class shares.

 6) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from George D. Bjurman and Associates.
     Series Level
          Review system verification of trade and interest calculations.
          Verify settlement through the statements supplied by the Custodian.
          Maintain security ledger transaction reporting.
          Maintain tax lot holdings.
          Determine realized gains or losses on security trades.
          Provide complete broker commission reporting.

     Series and Each Class
          Allocate all Fund level realized and unrealized capital gains/losses to classes based upon value of class outstanding shares.

 7)  Enter All Series Share Transactions on IAS:
     Each Class
          Process activity identified on reports supplied by the Transfer Agent.
          Verify settlement through the statements supplied by the Custodian.
          Reconcile to the FPS Services' Transfer Agent report balances.
          Roll each classes' capital share values into Fund and determine allocation percentages based upon the value of each classes' outstanding shares to the Fund total.

 8) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)
     Series Level
          Post manual entries to the general ledger.
          Post Custodian bank activity.
          Post security transactions.
          Post and verify system generated activity, i.e., income and expense accruals.

     Series and Each Class
          Prepare Fund's general ledger net cash proof used in NAV calculation.
          Post class specific shareholder activity and roll values into the Fund.
          Allocate all Fund level net cash accounts on the Fund Trial Balance to each specific class based upon value of class outstanding shares.
          Maintain allocated Trial Balance accounts on class specific Allocation Reports.
          Maintain class-specific expense accounts.
          Prepare class-specific proof/control reports to ensure accuracy of allocations.


 9)  Review and Reconcile with Custodian Statements:
     Series Level
          Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
          Post all cash settlement activity to the Trial Balance. Reconcile to ending cash balance accounts.
          Clear IAS subsidiary reports with settled amounts.
          Track status of past due items and failed trades handled by the Custodian.

10)  Submission of Daily Accounting Reports to Bjurman Micro-Cap
     Fund:  (Additional reports readily available.)
     Series Level
          Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security.)
          Cash availability
          3-day Cash Projection Report

     Series and Each Class
          Fund Trial Balance and Class Allocation Report
          NAV Calculation Report

                Monthly Accounting Services

 1)  For each Series, full Financial Statement Preparation
     (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to Bjurman Micro-Cap Fund by 10th business day.
          Class specific capital share activity and expenses will also be disclosed.

 2)  Submission of Monthly Automated IAS Reports to Bjurman Micro-Cap Fund:
     Series Level
          Security Purchase/Sales Journal
          Interest and Maturity Report
          Brokers Ledger (Commission Report)
          Security Ledger Transaction Report with Realized
          Gains/Losses
          Security Ledger Tax Lot Holdings Report
          Additional reports available upon request

 3)  Reconcile Accounting Asset Listing to Custodian Asset Listing:
     Series Level
          Report any security balance discrepancies to the Custodian and Bjurman Micro-Cap Fund.

 4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:
     Series Level
          Security cost and realized gains/losses
          Interest/dividend receivable and income
          Payable/receivable for securities purchased and sold

     Series and Each Class
          Payable/receivable for Fund's shares; issued and redeemed Expense payments and accruals analysis

 5)  If Appropriate, Prepare and Submit to Bjurman Micro-Cap Fund:
     Series Level
          Income by state reporting.
          Standard Industry Code Valuation Report.
          Alternative Minimum Tax Income segregation schedule.
          SEC yield reporting (non-money market funds with domestic and ADR securities only).

        Annual (and Semi-Annual) Accounting Services

  1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for the Fund and each class during the year in accordance with standard audit assistance requirements.

 2)  Provide N-SAR Reporting (Accounting Questions):

     If applicable for the Fund and Classes, answer the following items:
     2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53,
     55, 62, 63, 64B, 71, 72, 73, 74, 75 and 76.

           Accounting Services Basic Assumptions
                            For
                       The Bjurman Funds

The Accounting Fees as set forth in Schedule "B" are based on the following assumptions. To the extent these assumptions are inaccurate or requirements change,
              fee revisions may be necessary.


Basic Assumptions:

1) Compliance reporting (Sub-Chapter "M") shall be maintained by FPS Services as Fund Administrator.

2) It is assumed that the portfolio asset composition will be primarily Micro-Cap Securities. Trading activity is expected to be light with an annual turnover not expected to exceed
     100%.

3) The Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. Accounting Services Unit (ASU) does not provide security tax accounting which differs from its book accounting.

 4) The Fund foresees no difficulty in using FPS's standard current pricing services for domestic equity securities. FPS currently uses Reuters Inc., Muller Data or Interactive Data Corporation
     (IDC) for domestic equities and listed ADR's. Muller Data Corporation, Telerate Systems, Inc. and IDC are used for bonds, money markets and synthetic ADR's. Bloomberg is also available for price research and backup.

     It is assumed that ASU will work closely with the Bjurman Micro-Cap Fund to ensure the accuracy of the Fund's NAV to obtain the most satisfactory pricing sources and specific methodologies prior to start-up. We would propose that the Fund establish clear-cut security variance procedures to minimize NAV miscalculations.

5) To the extent the Fund requires daily security prices (limited in number) from specific brokers for domestic securities, these manual prices will be obtained by the Fund's investment adviser and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. Bjurman Micro-Cap Fund will supply ASU with the appropriate pricing contacts for these manual quotes.

6) ASU will supply daily Portfolio Valuation Reports to the Funds' investment adviser or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

     It will be the responsibility of the Funds' investment adviser to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated Fund NAV.

7) The Fund does not currently expect to invest in Open-end Regulated Investment Companies (RIC's), Mortgage Backed Securities, Swaps, Futures, Hedges, Derivatives or Foreign (non-US dollar denominated) Securities and Currency. The Fund will not employ securities lending, leveraging or short sales techniques. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between ASU and Fund management. (Two weeks advance notice is required should the Fund commence trading in these investments.)

 8) To the extent applicable, ASU will maintain on a daily basis US dollar denominated, qualified, covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions. This agreement does not provide for tax classifications if they are required.

     If the Fund commences investment in domestic options or designated hedges, two weeks advance notice is required to clarify operational procedures between ASU and the Fund's investment adviser.

 9) To the extent that the Fund should establish a Line of Credit in segregated accounts with the custodian for temporary administrative purposes, and/or leveraging/hedging the portfolio, it is not the responsibility under this proposal for ASU to complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. The Fund shall direct the investment adviser to execute such responsibilities. ASU will, however, reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

 10) The Fund shall direct the investment adviser or FPS Services as Administrator to supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Administrator will promptly communicate to ASU any adjustments needed.

11) Specific deadlines shall be met and complete information shall be supplied by the Fund in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

     The Fund shall direct the investment adviser to provide to ASU Trade Authorization Forms, with the appropriate officer's signature on all security trades placed by the Fund no later than 12:30 PM Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 AM Eastern time on trade date plus one for non-money market securities. Receipt by ASU of trade information within these identified deadlines may be via telex, fax or on-line system access. The Adviser will communicate all trade information directly to the FPS custody administrator. The Adviser and/or FPS's custody administrator will supply ASU with the trade details in accordance with the above stated deadlines.

     The Fund shall direct the investment adviser to include all information required by ASU; including CUSIP numbers and/or ticker symbols for all US dollar denominated trades and on the Trade Authorization, telex or on-line support. ASU will supply the investment adviser with recommended trade ticket documents to minimize receipt of incomplete information. ASU will not be responsible for NAV changes that result from incomplete trade information.

12) To the extent the Fund utilizes Purchases In-Kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, ASU will provide the Fund with procedures to properly handle and process securities in-kind. Should the Fund prefer procedures other than those provided by ASU, additional fees may apply. Discussions should take place at least two weeks in advance between ASU and the Fund to clarify the appropriate In-Kind operational procedures to be followed.

13)  It is assumed that the Fund's investment adviser or FPS
     Services as Administrator will complete the applicable performance and rate of return calculations as required by the SEC for the Fund.

14) Adjustments for financial statements regarding any issues with Original Issue Discount (OID) are not included under this agreement. The Fund shall direct its independent auditors to complete the necessary OID adjustments for financial statements and/or tax reporting.

                                               Schedule "B"

Fund Accounting and Portfolio Valuation Services Fee Schedule
                           for
                      The Bjurman Funds

This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

The Accounting Fees as set forth below are stated and offered subject to the
"Basic Assumptions" as set forth in Schedule "A." To the extent that those assumptions are inaccurate or requirements change, fee revisions may be necessary.


I.   Annual Fee Schedule Per Domestic Portfolio (US Dollar
     Denominated Securities Only)(1/12th payable monthly):

   $24,000 Minimum to  $ 10 Million of Average Net Assets *
   .0004     On the Next       $ 40 Million of Average Net Assets *
   .0003     On the Next       $ 50 Million of Average Net Assets *
   .0001        Over           $100 Million of Average Net Assets *

   Second Class is $12,000 minimum per year; Third Class is $10,000 minimum per year.
    * For multiple class portfolios, fees are based on Combined Classes's Average Net Assets.

II. Pricing Services Quotation Fee Specific costs will be identified based upon options selected by Bjurman Micro-Cap Fund and will be billed monthly.

   FPS does not currently pass along the charges for the U.S.
equity prices supplied by Muller Data. Should the Fund invest in security types other than domestic equities supplied by Muller, the following fees would apply.

Security Types  Muller Data Corp.*  Interactive Data Corp.*   J.J. Kenney Co.


Government Bonds       $   .50            $  .50                  $  .25 (a)

Mortgage-Backed
(evaluated, seasoned,
closing)                   .50               .50                     .25 (a)

Corporate Bonds
(short and long term)      .50               .50                     .25 (a)

U.S. Municipal Bonds
(short and long term)      .55               .80                     .50 (b)

CMO's/ARM's/ABS           1.00               .80                    1.00 (a)

Convertible Bonds          .50               .50                    1.00 (a)

High Yield Bonds           .50               .50                    1.00 (a)

Mortgage-Backed Factors
(per Issue per Month)     1.00               n/a                      n/a

U.S. Equities             (d)*               .15                      n/a

U.S. Options              n/a                .15                      n/a

Domestic Dividends &
Capital Changes
(per Issue per month)     (d)*              3.50                      n/a

Foreign Securities        .50                .50                      n/a

Foreign Securities
Dividends & Capital
Changes (per Issue
per Month)                2.00             4.00                       n/a

Set-up Fees               n/a              n/a(e)                     .25 (c)

All Added Items           n/a              n/a                        .25 (c)


      * Based on current Vendor costs, subject to change.
        Costs are quoted based on individual security
        CUSIP/identifiers and are per issue per day.

        (a)  $35.00 per day minimum
        (b)  $25.00 per day minimum
        (c)  $ 1.00, if no cusip
        (d)  At no additional cost to FPS clients
        (e) Interactive data also charges monthly transmission costs and disk storage charges.


      A) Futures and Currency Forward Contracts   $2.00 per Issue per Day

      B) Telerate Systems, Inc.* (if applicable)
        *Based on current vendor costs, subject to change.

        Specific costs will be identified based upon options selected by the Fund and will be billed monthly.

      C) Reuters, Inc.*
        *Based on current vendor costs, subject to change.

        FPS does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

  III.  SEC Yield Calculation: (if applicable)
      Provide up to 12 reports per year to reflect the yield calculations for non-money market Funds required by the SEC, $1,000 per year per Fund. For multiple class Funds, $1,000 per year per class.
      Daily SEC yield reporting is available at $3,000 per year per Fund (US dollar denominated securities only).



  IV. Out-of-Pocket Expenses

      The Fund will reimburse FPS Services, Inc. monthly for all reasonable out-of-pocket expenses including telephone, postage, EDGAR filings, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors, as incurred and approved.

  V. Additional Services
      To the extent the Fund commences using investment techniques such as Futures, Security Lending, Swaps,
      Short Sales, Derivatives, Leveraging, Precious Metals or non-US dollar denominated securities and currency, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services or reports will be quoted upon request.


This Schedule may be amended to reflect the addition of other reports and/or services.

                                                                Schedule "C"

              Identification of Series


Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:

                  "The Bjurman Funds"

      1.  Bjurman Micro-Cap Fund


This Schedule "C" may be amended from time to time by agreement of the Parties.